Exhibit 99.1

OSI Systems Signs Two-Year Contract to Continue Turnkey Screening Services in Mexico

HAWTHORNE, Calif. January 16, 2018—(BUSINESS WIRE)—OSI Systems, Inc. (the “Company” or “OSI Systems”) (NASDAQ: OSIS) today announced that, as a follow on to its existing contract, OSI Systems’ Security division has signed a new two-year agreement with Servicio de Administración Tributaria (SAT), Mexico’s tax and customs authority, to continue providing security inspection services through a wide-ranging program utilizing cargo and vehicle screening systems throughout Mexico.

“The anticipated sales from the new agreement are consistent with our expectations, which were reflected in the financial guidance for fiscal 2018 we previously provided,” said OSI Systems’ Chairman and CEO, Deepak Chopra. The agreement is for a value of up to $130 million over a two-year period beginning January 14, 2018, subject to currency fluctuations and variation in scope.

Mr. Chopra commented, “We are excited to continue the very successful border security screening program in Mexico that we started in 2012.  This contract is a testament to the performance of our technology and our people, and the significant role this program has played in public safety and in law enforcement efforts against the smuggling of contraband.”

Pursuant to the agreement, the Company will continue to operate a comprehensive x-ray screening program incorporating technology, staffing, systems integration, and maintenance support at sites throughout Mexico.

About OSI Systems

OSI Systems is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to OSI Systems’ current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside OSI Systems’ control that may cause actual results to differ materially from those described in or implied by any forward-looking statements. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. OSI Systems assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of factors that could cause OSI Systems’ future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in OSI Systems’ most recently filed Annual Report on Form 10-K and other risks described therein and in documents subsequently filed by OSI Systems from time to time with the Securities and Exchange Commission.

SOURCE: OSI Systems, Inc.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com